CHARLES GORDON BROWN gbrown@brownandbunch.com WILLIAM W. BUNCH, III bbunch@brownandbunch.net LEANN NEASE BROWN lnease@brownandbunch.com JENIFER R. WOLFE jwolfe@brownandbunch.com	BROWN & BUNCH, PLLC ATTORNEYS AND COUNSELORS AT LAW 101 North Columbia Street Chapel Hill, North Carolina 27514 (919) 968-1111 Facsimile: (919) 968-1444	RALEIGH OFFICE 4700 HOMEWOOD COURT SUITE 265 RALEIGH, NORTH CAROLINA 27609 (919) 878-806 FACSIMILE (919) 878-8062

September 8, 2014

Dycom Industries, Inc.
Dycom Investments, Inc.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, FL  33408

Re:	Dycom Industries, Inc. and Dycom Investments, Inc. Automatic Shelf Registration Statement on Form S-3.

Ladies and Gentlemen:

We have acted as counsel to Globe Communications, LLC, a North Carolina limited liability company, and Communication Services, LLC, a North Carolina limited liability company, (each a “North Carolina Guarantor” and, collectively, the “North Carolina Guarantors”) in connection with the preparation and filing by Dycom Industries, Inc., a Florida corporation (the “Company”), Dycom Investments, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Dycom Investments”), and certain other subsidiaries of the Company (collectively, the “Subsidiaries,” and, together with the Company, Dycom Investments and the North Carolina Guarantors, the “Registrants”) of an automatic shelf registration statement on Form S-3 (the “Shelf Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance and offering, from time to time, of, among other securities and instruments, (1) debt securities of the Company (the “Company Debt Securities”), (2) debt securities of Dycom Investments (the “Subsidiary Debt Securities” and, together with the Company Debt Securities, the “Debt Securities”) and (iii) guarantees of the Debt Securities (the “Guarantees”) by one or more of the Registrants (each a “Guarantor”) and, collectively, the “Guarantors”), including, without limitation, the Guarantees pursuant to which the North Carolina Guarantors will be guarantors (the “Subsidiary Guarantees”).

Pursuant to the prospectus forming a part of the Shelf Registration Statement (the “Prospectus”), the Company and Dycom Investments propose to register the Debt Securities under the Securities Act as set forth in the Shelf Registration Statement and to be issued pursuant to one or more indentures among the Company or Dycom Investments, respectively, the Guarantors, if any, and the trustee parties thereto, in the forms filed with the Commission as exhibits to the Registrants’ registration statement on Form S-3/A on June 23, 2011, which forms are incorporated by reference as exhibits to the Shelf Registration Statement (the “Indentures”).

Dycom Industries, Inc.
Dycom Investments, Inc.
September 8, 2014

In our capacity as counsel to each North Carolina Guarantor, we have reviewed originals or copies of the following documents:

(a)           Shelf Registration Statement.

(b)           Originals or copies of such other corporate records of the North Carolina Guarantors, certificates of public officials and of officers of the North Carolina Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below (the “Other Reviewed Documents”).

We have also examined originals or certified or other reasonably authenticated copies of such records, instruments and other documents as we have deemed necessary or appropriate for the purposes of this opinion.  As to questions of fact material to our opinion, we have relied upon the representations made in the Shelf Registration Statement, the Other Reviewed Documents and

•	Resolutions of the Board of Directors by Unanimous Written Consent in Lieu of Meeting of Globe Communications, LLC dated May 21, 2014, and

•	Resolutions of the Board of Directors by Unanimous Written Consent in Lieu of Meeting of Communication Services, LLC dated May 21, 2014.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to and reviewed by us as copies.

The laws upon which our opinions are based upon and are limited to the laws of the State of North Carolina (hereinafter referred to as the “Laws”).

Based on the foregoing, and having regard for legal considerations that we deem relevant, we are of the following opinions:

1.           Each North Carolina Guarantor is an entity validly existing and in good standing under the laws of the State of North Carolina, which is the state of each North Carolina Guarantor’s organization.

2.           Each North Carolina Guarantor has the corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the forms of Indentures identified above and to perform its obligations under the Subsidiary Guarantees.

Dycom Industries, Inc.
Dycom Investments, Inc.
September 8, 2014

3.           The Subsidiary Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate law purposes by each North Carolina Guarantor.

We have not been asked to, and do not render any opinion with respect to, any matters except as expressly set forth above.  The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina.  To the extent the Subsidiary Guarantees are or may be governed by the laws of any state or sovereign other than North Carolina, including the United States of America, we offer no opinion.  We express no opinion as to the accuracy, correctness or completeness of any statement in the Shelf Registration Statement.  We express no opinion as to the enforceability of the Subsidiary Guarantees in conformity with their terms, other than as opined respecting valid authorization, execution and delivery for corporate purposes by each North Carolina Guarantor.

This opinion speaks only as of the date hereof and as of the earlier dates expressly addressed above.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein, whether or not brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Shelf Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.  Subject to the foregoing, this opinion letter is provided to you and may be relied upon by Shearman & Sterling LLP, New York, New York, as your legal counsel, and is for your benefit and for reliance of Shearman & Sterling LLP only in connection with the transaction referenced in the first paragraph.  This opinion letter may not be used or relied on for any other purpose without our prior written consent.

BROWN & BUNCH, PLLC

By:	/s/ Charles G. Brown
Charles G. Brown, Member/Manager